Exhibit 3.1

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                        DIAMOND TRIUMPH AUTO GLASS, INC.


                         Pursuant to Section 245 of the
                             General Corporation Law
                            of the State of Delaware


            Diamond Triumph Auto Glass, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), hereby certifies as follows:

            1. That the name of the Company is Diamond Triumph Auto Glass, Inc.

            2. That the name under which the Company was originally incorporated is Triumph Auto Glass of Ohio, Inc.

            3. That the Certificate of Incorporation of the Company was filed in the office of the Secretary of State of the State of Delaware on the 8th day of April, 1994.

            4. That this Amended and Restated Certificate of Incorporation amends and restates in its entirety the Certificate of Incorporation of the Company.

            5. That the text of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

                  FIRST: The name of the corporation is Diamond Triumph Auto Glass, Inc. (the "Company").

                  SECOND: The address of the registered office of the Company in Delaware is 9 East Loockerman Street, Dover, Delaware 19901, County of Kent, and the name of the registered agent of the Company at such address is National Registered Agents, Inc.

                  THIRD: The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the "Delaware General Corporation Law").

                  FOURTH: The total number of shares of all classes of stock which the Company shall have authority to issue is nine million one hundred thousand (9,100,000), of which one hundred thousand (100,000) shall be designated Preferred Stock, par value $.01 per share (hereinafter the "Preferred Stock"), and nine million (9,000,000) shall be designated Common Stock, par value $.01 per share (hereinafter the "Common Stock").

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A.       AUTHORITY OF BOARD OF DIRECTORS TO FIX DESIGNATIONS,
         POWERS, PREFERENCES, RIGHTS, QUALIFICATIONS, LIMITATIONS
         AND RESTRICTIONS OF SHARES OF PREFERRED STOCK NOT
         FIXED HEREBY.

         Shares of Preferred Stock may be issued from time to time, in one or more series, as may from time to time be determined by the Board of Directors, each of said series to be distinctly designated. All shares of any one series of Preferred Stock shall be alike in every particular, except that there may be different dates from which dividends, if any, thereon shall be cumulative, if made cumulative. The voting powers, designations and preferences and the relative, participating, optional or other special rights of each such series, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding; and, subject to the provisions of subparagraph 1 of Paragraph C of this Article FOURTH, the Board of Directors hereby is expressly granted authority to fix, by resolution or resolutions adopted prior to the issuance of any shares of a particular series of Preferred Stock, the voting powers, designations and preferences, the relative, participating, optional or other special rights and the qualifications, limitations and restrictions of such series, including, but without limiting the generality of the foregoing, the following:

                  (a) the distinctive designation of, and the number of shares of Preferred Stock which shall constitute, such series, which number may be increased (except where otherwise provided by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

                  (b) the rate and times at which, and the terms and conditions on which, dividends, if any, on Preferred Stock of such series shall be paid, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes or series of the same or any other class or classes of stock of the Company and whether such dividends shall be cumulative or non-cumulative;

                  (c) the right, if any, of the holders of Preferred Stock of such series to convert the same into, or exchange the same for, shares of any other class or classes or of any series of the same or any other class or classes of stock of the Company and the terms and conditions of such conversion or exchange;

                  (d) whether or not Preferred Stock of such series shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions on which, Preferred Stock of such series may be redeemed;

                  (e) the terms of the sinking fund or redemption or purchase account, if any, to be provided for the Preferred Stock of such series;

                  (f) the restrictions, if any, on the issuance of shares of the same or any other class or classes or of any series of the same or any other class or classes of stock of the Company;


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

                  (g) the rights, if any, of the holders of Preferred Stock of such series upon the voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding-up of the Company; and

                  (h) the voting powers, if any, of the holders of such series of Preferred Stock which, without limiting the generality of the foregoing, may be equal to, more than or less than one vote per share and may include the right, voting as a series by itself or together with other series of Preferred Stock or all series of Preferred Stock as a class, or, together with any other class or classes or series of any other class or classes of stock of the Company, to elect one or more directors of the Company if there shall have been a default in the payment of dividends on any one or more series of Preferred Stock or under such other circumstances and on such conditions as the Board of Directors may determine.

B. STATEMENT OF LIMITATIONS, RELATIVE RIGHTS AND POWERS IN RESPECT OF COMMON STOCK.

                  1. After the requirements with respect to preferential dividends on the Preferred Stock (fixed in accordance with the provisions of Paragraph A of this Article Fourth), if any, shall have been met and after the Company shall have complied with all the requirements, if any, with respect to the setting aside of sums as sinking funds or redemption or purchase accounts for the Preferred Stock (fixed in accordance with the provisions of Paragraph A of this Article Fourth), and subject further to any other conditions which may be fixed in accordance with the provisions of Paragraph A of this Article FOURTH, then and not otherwise the holders of Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors; provided, however, that the declaration and payment of cash dividends on the Common Stock shall be subject to contractual and other restrictions with respect thereto and the legal availability of funds therefor.

                  2. After distribution in full of the preferential amount, if any, to be distributed to the holders of Preferred Stock in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Company, the holders of the Common Stock, subject to the rights, if any, of the holders of Preferred Stock to participate therein (fixed in accordance with the provisions of Paragraph A of this Article Fourth), shall be entitled to receive all the remaining assets of the Company, tangible and intangible, of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them, respectively.

                  3. Except as may otherwise be required by law, or by the provisions of such resolution or resolutions as may be adopted by the Board of Directors pursuant to the provisions of Paragraph A of this Article Fourth, each holder of Common Stock shall have one vote in respect of each share of Common Stock held by him on all matters voted upon by the stockholders.

C.       OTHER PROVISIONS.

                  1. The relative powers, preferences and rights of each series of Preferred Stock in relation to the powers, preferences and rights of each other series of Preferred Stock

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


shall, in each case, be as may be fixed from time to time by the Board of Directors in such resolution or resolutions as may be adopted pursuant to authority granted in Paragraph A of this Article FOURTH and the consent, by class or series vote or otherwise, of the holders of any of the series of Preferred Stock as are from time to time outstanding shall not be required for the issuance by the Board of Directors of any other series of Preferred Stock whether or not the powers, preferences and rights of such other series shall be fixed by the Board of Directors as senior to, or on a parity with, the powers, preferences and rights of such outstanding series, or any of them; provided, however, that the Board of Directors may provide in the resolution or resolutions as to any series of Preferred Stock adopted pursuant to the provisions of Paragraph A of this Article FOURTH that the consent of the holders of a majority (or such greater proportion as shall be therein fixed) of the outstanding shares of such series voting thereon shall be required for the issuance of any or all other series of Preferred Stock.

                  2. Subject to the provisions of this Paragraph C and to the provisions of any resolution or resolutions as to any series of Preferred Stock adopted pursuant to the provisions of Paragraph A of this Article FOURTH, shares of any series of Preferred Stock may be issued from time to time as the Board of Directors shall determine, for such consideration and upon such terms as the Board of Directors may determine.

                  3. Shares of Common Stock may be issued from time to time as the Board of Directors shall determine, for such consideration and upon such terms as the Board of Directors may determine.

                  4. The authorized amount of shares of Common Stock and of Preferred Stock may, without a class or series vote, be increased or decreased from time to time by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote thereon.

D.       RECLASSIFICATION

         Each of the 1,500 shares of capital stock of the Company, par value $1.00 per share, issued and outstanding immediately prior to the effectiveness of this Amended and Restated Certificate of Incorporation is hereby reclassified and converted into 466 2/3 shares of Common Stock.

                           FIFTH: No election of directors need be by written
ballot.

                           SIXTH: The Board of Directors shall have the power to
make, alter, or repeal By-Laws subject to the power of the stockholders to alter or repeal the By-Laws made or altered by the Board of Directors.

                           SEVENTH: The Company expressly elects not be governed
by Section 203 of the Delaware General Corporation Law.

                           EIGHTH: The Company shall, to the fullest extent
permitted by the provisions of ss. 145 of the Delaware General Corporation Law, as the same may be amended and supplemented, indemnify each person who is or was an officer or Director of the Company and may indemnify any and all other persons whom it shall have power to indemnify under said


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section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to acting in such person's official capacity and as to acting in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director or officer and shall inure to the benefit of the heirs, executors, and administrators of such a person. No repeal or modification of this Article EIGHTH shall adversely affect any right or protection afforded to an officer of Director prior to such repeal or modification. Notwithstanding the foregoing provisions of this Article EIGHTH, no Company Principal (as such term is defined in the Second Amended and Restated Stock Purchase and Sale Agreement dated as of January 15, 1998 by and among VGMC Corp., Green Equity Investors II, L.P., Diamond Auto Glass Works, Inc., Triumph Auto Glass, Inc., A Above Average Glass Company by Diamond, Inc., A-AA Triumph Auto Glass, Inc., the Company, Scranton Holdings, Inc., Diamond/Triumph Auto Export Sales Co. Inc., A-Auto Glass by Triumph, Inc., A-Auto Glass Company by Diamond, Inc., Kenneth Levine and Richard Rutta (the "Agreement')) shall be entitled to indemnification against any Liability (as such term is defined in the Agreement) to the extent that such Liability arises out of a breach of the Agreement or any of the Transaction Documents (as such term is defined in the Agreement).

                           NINTH: A Director of the Company shall not be
personally liable to the Company or the stockholders for monetary damages for breach of fiduciary duty as a Director of the Company, except (i) for any breach of the duty of loyalty of such Director to the Company or such stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law and (iv) for any transaction from which such Director derives an improper personal benefit. If the Delaware General Corporation Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. No repeal or modification of this Article NINTH shall adversely affect any right of or protection afforded to a Director prior to such repeal or modification.

                  5. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of Delaware.

                  IN WITNESS WHEREOF, the Company has caused this Amended and Restated Certificate of Incorporation to be signed by its Co-Chief Executive Officer on this 26th day of March, 1998.

                                     DIAMOND TRIUMPH AUTO GLASS, INC.


                                     /s/ Kenneth Levine
                                     ------------------------------------
                                         Kenneth Levine
                                         Co-Chief Executive Officer

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